Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Elliot Sloane – Sloane & Company
	408-519-9677	646-623-4819
	dnueman@tivo.com	esloane@sloanepr.com

STEVE SORDELLO LEAVING TIVO TO TAKE CFO POSITION AT LATE STAGE VENTURE COMPANY

ALVISO, Calif. – June 21, 2007 – TiVo Inc. (NASDAQ: TIVO) today announced that Steve Sordello, has announced his resignation as chief financial officer. Mr. Sordello will be leaving TiVo to become the chief financial officer at a well known late stage venture funded company headquartered in Silicon Valley. Mr. Sordello has agreed to assist in the transition of duties and the Company is commencing an executive search for a new chief financial officer.

“Steve is a CFO of high caliber and I want to thank him for his contribution to TiVo and wish him the best with his new opportunity,” said Tom Rogers, president and CEO of TiVo. “I also want to reiterate my confidence in the potential of TiVo and our current business prospects and look forward to attracting someone to the organization to continue to help us achieve our objectives.”

Steve Sordello stated, “I have enjoyed my time at TiVo and I remain convinced that TiVo’s unique and attractive business model clearly positions the company to effectively capitalize on the many opportunities in front of it. While I am sorry that I will not be at TiVo to see these opportunities come to fruition, I felt the upside opportunity offered to me was just too compelling to pass up. I am extremely proud of the finance and accounting team at TiVo, which is first rate, and I wish TiVo and all of my colleagues and friends the best going forward.”

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings, WishList® searches, and TiVo® KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research. The company is based in Alviso, Calif.

TiVo, Season Pass, WishList, Series2, Series3, TiVoToGo, ‘TiVo, TV your way’ and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2007 TiVo Inc. All rights reserved.

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